Exhibit 99.1
Altra Holdings, Inc. Announces Closing of $210.0 Million 8 1/8% Senior Secured Notes Due 2016, Entry Into New Senior Secured Revolving Credit Facility, and Results to Date of Tender Offer by Subsidiary
BRAINTREE, Mass., Nov 25, 2009 (GlobeNewswire via COMTEX News Network) — Altra Holdings, Inc. (“Altra Holdings”) (Nasdaq:AIMC), announced today the closing of its offering of $210.0 million 8 1/8% Senior Secured Notes due 2016 (the “Offering”). The Offering resulted in net proceeds to the Company, after deducting initial purchaser discounts and estimated expenses, of approximately $201.9 million.
“We are very pleased with the results of this Offering,” said Carl Christenson, President and CEO. “This transaction will provide us with a long term capital structure that will enable us to continue to execute our growth strategy.”
Concurrently with the consummation of the Offering, Altra Industrial entered into a new three year senior secured revolving credit facility among Altra Industrial, the guarantors named therein, and JPMorgan Chase Bank, N.A., as administrative agent and the sole initial lender, in the amount of up to $50.0 million.
Altra Holdings also announced today that its wholly-owned subsidiary, Altra Industrial Motion, Inc. (“Altra Industrial”), has accepted for purchase $167.9 million aggregate principal amount of its 9% Senior Secured Notes due 2011 (the “Notes”), or approximately 82% of the total outstanding, which were validly tendered prior to the early tender deadline of 5:00 p.m., Eastern Standard time, on November 24, 2009 (the “Early Tender Deadline”), pursuant to Altra Industrial’s previously announced cash tender offer (the “Tender Offer”). Altra Industrial’s total obligations for this portion of the Tender Offer equal $179,401,150 (the “Early Tender Total Consideration”), and consist of: (i) $167,900,000 of base consideration for the aggregate principal amount of the Notes tendered pursuant to the Tender Offer; (ii) $7,303,650 of accrued and unpaid interest on the tendered Notes; and (iii) $4,197,500 of early tender premium. Altra Industrial used all of the Offering’s net proceeds, together with cash on hand, to pay the Early Tender Total Consideration.
As previously announced, the Tender Offer will expire at 12:00 midnight, Eastern Standard time, on December 9, 2009, unless extended or earlier terminated (the “Expiration Time”). Also as previously announced, those who tender their Notes prior to the expiration of the Tender Offer will receive any accrued and unpaid interest on the Notes up to, but not including, the payment date, but only those who tendered their Notes prior to the Early Tender Deadline received an early tender premium of $25.00 per $1,000 principal amount of the Notes.
Altra Industrial received waivers of rights to written notice of redemption from approximately 82% of the outstanding Notes. As a result, on November 25, 2009, Altra Industrial delivered a Notice of Redemption and Waiver effective December 10, 2009, to the holders of Notes that remained outstanding following the Early Tender Deadline and deposited with the depositary funds in the amount of $40,008,650 sufficient to pay and discharge the entire remaining indebtedness on the Notes. Altra Industrial will redeem all Notes that remain outstanding after the Tender Offer is consummated on December 10, 2009.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Tender Offer is only being made pursuant to the terms of the Tender Offer to Purchase and Waiver and the related Letter of Transmittal and Waiver, each dated as of November 10, 2009. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Altra Holdings, Altra Industrial, the dealer managers, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Tender Offer.
Altra Industrial has engaged Jefferies & Company, Inc. and Banc of America Securities LLC to act as dealer managers for the Tender Offer, D. F. King & Co., Inc. to act as information agent for the Tender

Offer and The Bank of New York Mellon Trust Company, N.A. to serve as depositary for the Tender Offer. Requests for documents may be directed to D. F. King & Co., Inc. at (800) 290-6427 (toll free), or in writing to 48 Wall Street, 22nd Floor, New York, New York 10005, Attention: Kristian Klein. Questions regarding the Tender Offer may be directed to Jefferies & Company, Inc., as one of the dealer managers, at (888) 708-5831 (toll free) or (203) 708-5831 (collect).
About Altra Holdings, Inc.
Altra Holdings, Inc., is a leading global designer, producer and marketer of a wide range of electromechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Wichita Clutch, Ameridrives Couplings, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco-Dynatork and Warner Linear.
This news release contains forward-looking statements, including statements regarding the completion of the Tender Offer and Altra Industrial’s intent to redeem the Notes that are not tendered in the Tender Offer. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the risk that the conditions to the Tender Offer are not satisfied or waived at or prior to the Expiration Time, our inability, for whatever reason, to close on the Tender Offer, and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, subsequent Reports on Form 10-Q and Form 8-K, and our other securities filings. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. AIMC-E
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SOURCE: Altra Holdings, Inc.
CONTACT: Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
(781) 917-0541
christian.storch@altramotion.com
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